FOR IMMEDIATE RELEASE

Contacts
Randy Buchamer	Investor Relations
Voice Mobility International Inc.	North America: 1.888.370.8751
604.482.0000	investors@voicemobility.com

Voice Mobility Announces Changes to Its Board of Directors

VANCOUVER, BC, CANADA – June 12, 2007 – Voice Mobility International, Inc. (TSX: VMY, OTCBB: VMII and FWB: VMY), a Vancouver-based developer and provider of carrier-grade enhanced messaging solutions, today announced two additions to its Board of Directors.

Sherman Henderson has over 35 years of experience in the telecommunications industry. Currently, he is president and CEO of Lightyear Network Solutions, LLC, formerly known as UniDial Communications. UniDial generated $220 million in revenue in its first seven years. For three terms, Mr. Henderson was chairman of the Telecommunications Reseller Association. In 2000, he was named as one of the most influential people in the telecommunications industry. In 2004, he was elected chairman of COMPTEL, which is the leading telecommunications trade association comprised of over 350 companies.

William H. Laird is a venture capitalist who has been a significant Voice Mobility supporter. He served for the past fifteen years as director to several start-up companies. Mr. Laird is president of W.H. Laird Holdings Ltd., and director and secretary of Tech-Crete Processors Ltd., Piccadilly Place Mall Inc., and Exel Construction Ltd. These companies encompass manufacturing, construction, and property development and leasing.

The company would like to thank Don Calder for his efforts as chairman and board member for the past five years.

About Voice Mobility

Designed for enterprises and telecommunication service providers in the wireline, wireless and broadband markets, the Voice Mobility UCN solution provides highly scalable VoiceMail, Unified Messaging, Fax Services, Interactive Voice Response, and Auto-Attendant applications, as well as unique features like: Find Me/Follow Me, Spoken WebFeeds, and Voice SMS. Telecommunications providers can lower administrative and capital costs without disrupting current revenue streams and achieve incremental revenue growth by providing both new and enhanced service offerings that complement their current marketing mix. For more information, visit www.voicemobility.com.